October 1, 1996


Mr. Omar L. Peraza
24 Oak Drive
Bedford, New Hampshire 03110

Dear Omar:

         Reference is hereby made to the proposed form of Settlement Agreement (the "Agreement") to be entered into among AGP and Company, Inc. (the "Company"), Social Expressions Acquisition Corporation ("NewCo"), yourself and certain persons and entities associated with you (NewCo and such persons and entities collectively the "Peraza Entities"). Capitalized terms used herein have the respective meanings ascribed thereto in the Agreement unless otherwise defined herein.

         In order to induce the Peraza Entities to execute and deliver the Agreement and to perform their respective obligations thereunder, The Blackmor Group, Inc. ("Blackmor") hereby agrees as follows:

         1. Blackmor shall cause all of the shares of the Company's Common Stock owned by it, whether beneficially or of record, as of the record date for the Meeting (collectively, the "Blackmor Shares"), to be present at the Meeting (or to be represented by valid proxies) and shall cause the Blackmor Shares to be voted in favor of the Acquisition and the Acquisition Agreement at the Meeting (including any adjournments or postponements thereof) and otherwise shall cause the Blackmor Shares to voted at the Meeting in accordance with Peraza's recommendations.

         2. Blackmor hereby acknowledges that the Peraza Entities would suffer immediate and irreparable harm for which an adequate remedy would not be available at law as a result of any breach of the terms of this letter. Accordingly, in the event of any breach, or threatened breach, of the provisions of this letter, the Peraza Entities shall be entitled to an order of specific performance or other injunctive relief in addition to any other rights and remedies to which the Peraza Entities may be entitled, whether at law or in equity, and Blackmor hereby irrevocably and unconditionally consents to the entry of an order providing such relief. The Peraza Entities shall not be required to post any bond or other security in connection with any such action for specific performance or other injunctive relief.

          3. The provisions hereof shall survive the expiration or termination of the Agreement.

         4. In connection herewith, Blackmor hereby represents and warrants to the Peraza Entities as follows:

                  (a) Blackmor is duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to execute and deliver this letter and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate action This letter has been duly authorized, executed and delivered by Blackmor and constitutes a valid and binding agreement of Blackmor, enforceable against it in accordance with its terms.

                  (b) Neither the execution and delivery of this letter by Blackmor nor the performance by it of its obligations hereunder will (i) contravene any provision contained in the Certificate of Incorporation or by-laws of Blackmor, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under
(A) any material contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any governmental authority, in each case to which Blackmor is a party or by which it is bound or to which any of its assets or properties are subject, (iii) result in the creation or imposition of any material lien, claim, charge, mortgage, pledge, security interest, equity, restriction or other encumbrance (collectively, "Encumbrances") on any of Blackmor's assets or properties, or
(iv) result in the acceleration of, or permit any person to accelerate or declare due and payable prior to its stated maturity, any obligation of Blackmor.

                  (c) As of the date hereof, Blackmor is the sole beneficial owner of 1,050,000 Blackmor Shares, free and clear of any Encumbrances. Except as created hereby, there are no voting trust arrangements, shareholder agreements or other agreements (i) granting any option, warrant, proxy or right of first refusal with respect to the Blackmor Shares to any person or entity,
(ii) restricting the right of Blackmor to enter into the transactions contemplated hereby, or (iii) restricting the right of Blackmor to vote the Blackmor Shares as provided in Section 1 hereof. Blackmor has the absolute and unrestricted right, power and capacity to vote the Blackmor Shares as provided in Section 1 hereof free and clear of any Encumbrances (except for restrictions imposed generally by applicable securities laws).

                  (d) No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this letter or the consummation of the transactions contemplated hereby by Blackmor.

         5. (a) This letter (and all matters arising, directly or indirectly, from it) shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Blackmor hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this letter and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on Blackmor anywhere in the world by the same methods as are specified for the giving of notices under the Agreement. Blackmor hereby irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Blackmor hereby irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (b) This letter may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. This letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

                  (c) This letter constitutes the entire letter among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

                  (d) The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

                  (e) From time to time after the date hereof upon the reasonable request of any Peraza Entity, Blackmor shall execute or cause to be executed such other documents or instruments and shall perform such other acts as may be reasonably necessary or desirable to carry out the terms hereof.

         If the foregoing accurately reflects our mutual understanding, please execute a counterpart of this letter in the space provided below and return it to the undersigned.

                                                     Very truly yours,


                                                     /s/John T, Moran
                                                     __________________________
                                                     John T. Moran,
                                                     President


cc:      Steven W. Bingaman
         Steven D. Dreyer, Esq.
         Joseph Drucker, Esq.



ACCEPTED AND AGREED:



/s/Omar L. Peraza
_________________
Omar L. Peraza